EXHIBIT 23.1

RAYBURN, BATES & FITZGERALD, P.C.
▬▬▬▬CERTIFIED PUBLIC ACCOUNTANTS▬▬▬▬
SUITE 300
5200 MARYLAND WAY
BRENTWOOD, TENNESSEE 37027
www.rbfcpa.com
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the use in the Current Report on Form 8-K/A under the Securities Exchange Act of 1934 of Pinnacle Financial Partners, Inc. dated May 30, 2006 of our report dated March 7, 2006, except as to the merger with Pinnacle Financial Partners, Inc. described in Note 22 which is as of March 15, 2006, relating to the consolidated financial statements of Cavalry Bancorp, Inc., as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, and to the incorporation by reference of the report in registration statement Nos. 333-49564, 333-68756, 333-114799, 333-124199 and 333-132816 on Form S-8 of Pinnacle Financial Partners, Inc. and 333-76902 on Form S-3 of Pinnacle Financial Partners, Inc.

Brentwood, Tennessee
May 30, 2006